Exhibit 10.B4

VIAD CORP

MANAGEMENT INCENTIVE PLAN (MIP)

ADMINISTRATIVE GUIDELINES

EFFECTIVE MAY 18, 2017

PURPOSE:

To provide, as contemplated by the 2017 Viad Corp Omnibus Incentive Plan ("Plan"), an annual incentive for key executives and employees to achieve financial and other performance measures established annually by the Human Resources Committee (the “Committee”) of the Board of Directors.

PARTICIPATION:

Eligibility	Limited to those executives and employees who significantly affect operating results or corporate functions.

Participants must be recommended at the beginning of each year by Operating Group Presidents or Corporate Staff Officers and be approved by the Viad Corp Chief Executive Officer (“CEO”), with the exception of Section 16 Executive Officers (the “Executive Officers” or “Executive Officer”) who are approved by the Committee.  In all instances where these guidelines refer to the Chief Executive Officer or CEO as being authorized to take action, when the reference is with respect to any awards to Executive Officers, the power to act will be exercised exclusively by the Committee which within Viad serves the purposes of the Compensation Committee referenced in the IRC 162(m) regulations.

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Corporate employees with a position reporting directly to an Executive Officer, or occupying salary grade 26 or above.  The participant must be a current employee at the time any award is paid out, subject to the terms of the Plan, unless special arrangements are made via a severance agreement, provided that in the case of an Executive Officer, no agreement shall award any portion of a bonus unless the performance criteria have, in fact, been achieved.

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Operating Group employees occupying salary grade 26 or equivalent level or above.  The participant must be a current employee at the time any award is paid out, subject to the terms of the Plan, unless special arrangements are made via a severance agreement, provided that in the case of an Executive Officer, no agreement shall award any portion of a bonus unless the performance criteria have, in fact, been achieved.

•	Executive Officers' participation and target award levels must be approved by the Committee within 90 days of the beginning of the Plan Year.

•	May not be a participant in any other annual bonus or incentive plan.

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For purposes of 162(m), an Executive Officer's bonus award may be reduced, but may not be increased from the formula/amount achieved and no reduction of another employee’s bonus award will increase the amount otherwise payable to an Executive Officer.

TERMS:	Participation and payment of awards will be subject to such terms, conditions, covenants, forfeiture, repayment and other provisions as may be determined by the Committee.

PLAN DESIGN:

Under MIP, key Operating Group and Corporate executives or employees may earn an incentive bonus based on a combination of Performance Measures selected by the Committee, with such measures to be established by the Committee on an annual basis.

AWARD APPROVAL:	Recommendations on payment of individual bonus amounts are generally made by the CEO to the Committee for approval in February following the conclusion of a Plan year.

Achievement of a Company's financial and other goals alone does not guarantee payment of an incentive award.  The Operating Group President, the CEO and the Committee may use discretion, thereby increasing or decreasing an award to recognize the performance of each individual participant (except Executive Officers, whose awards may only be reduced).

The Committee may provide that threshold performance with respect to one or more measures is required before any bonus award can be earned with respect to other measures.

TARGET BONUS:

Target bonus guidelines are established for each participant, dependent upon organizational reporting relationships and other factors.  At Corporate, the range of bonus as a percent of salary is from 10% to 90%, and at the Operating Group level, the range of bonus as a percent of salary is from 10% to 55%, in each case subject to upward or downward adjustments of percentages by the Committee.

The following tables are to be used as guidelines for target bonus percentages:

	As a Percentage of Base Salary Earnings based on Company Achievement*
Operating Group and Subsidiary Positions**	Threshold*** (Based on Threshold Company Achievement Level)	Target (Based on Target Company Achievement Level)	Cap (Based on Maximum Company Achievement Level)	Maximum Company Achievement Level

Group President	27.5%	55%	96.25%	175.0%

Company President, Executive Vice President, Senior Vice President, and Other Operating Executives	22.5% 20.0% 17.5%	45.0% 40.0% 35.0%	78.75% 70.0% 61.25%	175.0% 175.0% 175.0%

Vice Presidents	15.0% 12.5%	30.0% 25.0%	45.0% 37.5%	150.0% 150.0%

Key Management	12.5% 10.0% 7.5%	25.0% 20.0% 15.0%	31.25% 25.00% 18.75%	125.0% 125.0% 125.0%
	5.0%	10.0%	12.5%	125.0%

*

Base salary earnings refers to the salary paid to the executive or employee during the performance year, including any adjustments approved by the Committee at a meeting prior to or contemporaneous with establishment of the target bonus percentages for the performance period, even though such adjustments, if any, ordinarily do not take effect until  1st of April each year.

**	Target Bonus, as determined by the Committee, is dependent upon grade level of position held, organizational reporting level and other factors.

***	Reflects minimum achievement of all performance targets.

As a Percentage of Base Salary Earnings based on Company Achievement*
Corporate Positions	Threshold*** (Based on Threshold Company Achievement Level)	Target (Based on Target Company Achievement Level)	Cap (Based on Maximum Company Achievement Level)	Maximum Company Achievement Level
President & CEO	40.0%	90.0%	140.0%	175%

Senior Advisory Group	30.0% 27.5% 25.0%	60.0% 55.0% 50.0%	105.0% 96.25% 87.50%	175% 175% 175%

Corporate Staff Officers	20.0% 17.5%	40.0% 35.0%	70.0% 61.25%	175% 175%

Key Management**	15.0% 12.5%	30.0% 25.0%	45.0% 37.5%	150% 150%

	10.0% 7.5% 5.0%	20.0% 15.0% 10.0%	25.0% 18.75% 12.5%	125% 125% 125%

*

Base salary earnings refers to the salary paid to the executive or employee during the performance year, including any adjustments approved by the Committee at a meeting prior to or contemporaneous with establishment of the target bonus percentages for the performance period, even though such adjustments, if any, ordinarily do not take effect until the 1st of April each year.

**	Target Bonus, as determined by the Committee, is dependent upon grade level of position held, organizational reporting level and other factors.
***	Reflects minimum of achievement of all performance targets.

TARGET AWARD:See example below:

•	Base Salary Earnings =$100,000
•	Target Bonus=30%
•	Capped Award=150% of Target Award

Target Bonus %	Cap
30% x	150%	=45% of Base Salary Earnings or

Base Salary Earnings	Target Bonus %	Target Award	Capped Award
$100,000 x	30%	= $30,000 x	150%	= $45,000 (45% of Base Salary Earnings)

BONUS POOL:

Bonus accruals occur when the threshold of the goal, as determined by the Human Resources Committee, is achieved and accruals increase ratably with increased achievement.  Operating Group and Corporate bonuses are generally capped at 175% of target for senior executives, 150% of target for senior management and 125% of target for managerial staff. The cap is based upon the target bonus percentage as described below:

Target Bonus Percentage	Cap
10% - 20%	125%
25% - 30%	150%
35% +	175%

Under no circumstances may the aggregate recommended bonuses for an Operating Group or Corporate exceed the total Bonus Pool generated by the formula.  The Pool is derived by taking the sum of all earned bonuses using the following formula:

Base Salary Earnings x	Target Bonus % x	Company Achievement

AWARD LIMIT:	The 2017 Viad Corp Omnibus Incentive Plan places a limit on the aggregate dollar amount of cash awards payable to one person in any one Plan Year at $5,000,000.

AWARD

CALCULATION:

Calculation of financial achievement is made by the Viad Controller's Department, typically by the end of January following the end of the Performance Period and, in the case of Operating Groups, following consultation with Viad's Chief Financial Officer and the Finance and Accounting staff of the Operating Groups.

Human Resources business partners and financial and accounting staff using spreadsheets, prepared by executive compensation Human Resources staff, calculate earned bonus amounts for Operating Group President review/approval.  He or she uses discretion in determining the recommended individual awards based on individual contribution.  These recommendations and calculations are then reviewed and audited by executive compensation Human Resources staff for MIP and Plan compliance and reviewed with the CEO prior to submission to the Committee for review and action.  Achievement of performance goals and the amount of payment, if any, resulting from such achievement must be approved by the Committee prior to any payment to the Executive Officers, and without such written certification, no payment will be made to such employees.

The CEO does not have authority to approve MIP awards.

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